Exhibit 5.1

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006
202.857.6000	main
202.857.6395	fax
afslaw.com

February 21, 2025

Intelligent Bio Solutions Inc.

142 West, 57th Street, 11th Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to Intelligent Bio Solutions Inc., a Delaware corporation (the “Company”), in connection with filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated February 20, 2025 ( the “Prospectus Supplement”), forming part of the registration statement on Form S-3, Registration No. 333-264218 (the “Registration Statement”), initially filed by the Company with the Commission on April 8, 2022, and declared effective on April 20, 2022. The Prospectus Supplement relates to the proposed sale of (i) 1,304,348 shares of the Company’s common stock, $0.01 par value per share (the “Shares”) and (ii) up to an additional 195,652 Shares for which the underwriters have been granted an over-allotment option. The Shares are being sold to the several underwriters named in, and pursuant to an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Prospectus Supplement and the prospectus included in the Registration Statement, the Underwriting Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.	The Shares, when issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, will have been duly authorized for issuance by all necessary corporate action by the Company, and will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed on the date hereof and to the reference to us under the caption “Legal Matters” in the Prospectus and under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff, LLP